Exhibit 99.1

Allakos Announces Publication of AK006 Mechanism of Action Manuscript in Communications Biology

– AK006 is an agonistic antibody that targets the mast cell inhibitory receptor Siglec-6 –

– AK006 shows deep mast cell inhibition in pre-clinical studies and was engineered to have antibody-dependent cellular phagocytosis (ADCP) activity –

– Allakos plans to initiate the first-in-human study of AK006 during 1H 2023 –

SAN CARLOS, Calif., Nov. 29, 2022 (GLOBE NEWSWIRE) -- Allakos Inc. (Nasdaq: ALLK), a clinical-stage biotechnology company developing therapeutics which target immunomodulatory receptors present on immune effector cells involved in allergy, inflammatory and proliferative diseases, today announced the publication of “Discovery of an agonistic Siglec-6 antibody that inhibits and reduces human mast cells,” in Communications Biology. The publication describes the generation of Siglec-6 agonist monoclonal antibodies optimized for mast cell inhibition and their ability to suppress mast cell activity in pre-clinical models.

Siglec-6 is an inhibitory receptor selectively expressed on mast cells. Binding of AK006 to Siglec-6 activates the native inhibitory function of the receptor which in turn reduces mast cell activation. In pre-clinical studies, AK006 inhibited multiple modes of mast cell activation, including IgE, IL-33, KIT, C5a, and MRGPRX2, resulting in the broad suppression of inflammation. In addition to mast cell inhibition, AK006 reduced human tissue mast cells via antibody-dependent cellular phagocytosis (ADCP).

Publication Details

The paper describes the identification of an epitope within the extracellular domain of Siglec-6 that allows for prolonged residence time on the mast cell surface. This high residence time of Siglec-6 on the surface of the mast cell contributes to the ability of AK006 to mediate deep mast cell inhibition via receptor agonism. Key findings of the publication include:

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Identification of a Siglec-6 antibody that confers optimal mast cell inhibitory activity and ADCP function
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Administration of this Siglec-6 antibody prevents systemic anaphylaxis in humanized mice with a single dose and reduces mast cell numbers with multiple doses
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Engagement of Siglec-6 with an agonistic antibody induces formation of immunoregulatory synapses that recruit inhibitory signaling molecules that are required for potent mast cell inhibition

Allakos is currently completing IND-enabling studies and expects to begin in-human studies in the first half of 2023 in healthy volunteers and subsequently in patients with mast cell driven diseases.

About Allakos

Allakos is a clinical stage biotechnology company developing therapeutics which target immunomodulatory receptors present on immune effector cells involved in allergy, inflammatory and proliferative diseases. Activating these immunomodulatory receptors allows for the direct targeting of cells involved in disease pathogenesis and, in the setting of allergy and inflammation, has the potential to result in broad inhibition of inflammatory cells. In proliferative diseases like cancer, blocking an inhibitory receptor can restore the immune system’s ability to identify and kill proliferative cells. The Company’s most advanced antibodies are lirentelimab (AK002) and AK006. Lirentelimab selectively targets both mast cells and eosinophils, two types of white blood cells that are widely distributed in the body and play a central role in the inflammatory response. Inappropriately activated mast cells and eosinophils have been identified as key drivers in a number of severe diseases affecting the gastrointestinal tract, eyes, skin, lungs and other organs. Allakos is developing lirentelimab for the treatment of atopic dermatitis, chronic spontaneous urticaria and potentially additional indications. Lirentelimab has received orphan drug designations for eosinophilic gastritis (EG), eosinophilic duodenitis (EoD), and eosinophilic esophagitis (EoE) from the U.S. Food and Drug Administration. AK006 targets Siglec-6, an inhibitory receptor expressed selectively on mast cells. In pre-clinical research, AK006 appears to provide deeper mast cell inhibition than lirentelimab and, in addition to its inhibitory activity, reduce mast cell numbers. Allakos plans to begin human clinical trials with AK006 in the first half of 2023. AK007 targets Siglec-10, a key inhibitory myeloid checkpoint receptor that is selectively expressed on tumor associated macrophages (TAMs) and dendritic cells (DCs). AK007 blocks all known ligand interaction with Siglec-10, including the “don’t eat me” signal CD24. More recently, “don’t eat me” signals, such as CD47 and CD24, have been identified to be overexpressed in tumors and allow cancer cells to avoid destruction by macrophages and other myeloid cells of the innate immune system. In pre-clinical research, AK007 polarizes tumor-associated myeloid cells and promotes anti-tumor immunity. Allakos is currently conducting pre-clinical studies with AK007. For more information, please visit the Company's website at www.allakos.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, Allakos’ progress, business plans and areas of focus, the potential of AK006, and the timing of initiation of a first-in-human study with AK006. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to: Allakos’ stages of clinical drug development; Allakos’ ability to timely initiate and complete pre-clinical studies, and initiate clinical trials, for AK006; Allakos’ ability to obtain required regulatory approvals for its planned clinical trials; uncertainties related to the enrollment of patients in its clinical trials; Allakos’ ability to demonstrate sufficient safety and efficacy of its product candidates in its clinical trials; uncertainties related to the success of clinical trials, regardless of the outcomes of pre-clinical testing or early-stage trials; Allakos’ ability to obtain regulatory approvals to market its product candidates; market acceptance of Allakos’ product candidates; uncertainties related to the projections of the size of patient populations suffering from the diseases Allakos is targeting; Allakos’ ability to advance additional product candidates beyond lirentelimab; Allakos’ ability to obtain additional capital to finance its operations; general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” set forth in Allakos’ most recent Annual Report on Form 10-K filed with the SEC on March 1, 2022, Allakos’ Quarterly Report on Form 10-Q filed with the SEC on November 7, 2022, and future reports to be filed with the SEC. These documents contain and identify important factors that could cause the actual results for Allakos to differ materially from those contained in Allakos’ forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Allakos specifically disclaims any obligation to update any forward-looking statement, except as required by law. These forward-looking statements should not be relied upon as representing Allakos’ views as of any date subsequent to the date of this press release.

Investor Contact:

Adam Tomasi, President and COO

Alex Schwartz, VP Strategic Finance and Investor Relations

ir@allakos.com

Media Contact:

Denise Powell

denise@redhousecomms.com